As filed with the Securities and Exchange Commission on November 14, 2022

Registration No. _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

indie Semiconductor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-0913788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

32 Journey
Aliso Viejo, California 92656

(Address, including zip code, of Principal Executive Offices)

indie Semiconductor, Inc.

2021 Omnibus Equity Incentive Plan

(Full title of the plan)

Thomas Schiller

Chief Financial Officer and EVP of Strategy

indie Semiconductor, Inc.

32 Journey

Aliso Viejo, California 92656

Telephone: (949) 608-0854

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is filed by the Company to register additional securities issuable pursuant to the indie Semiconductor, Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”) and consists of only those items required by General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of indie Semiconductor, Inc. (the “Company” or “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Registration Statement on Form S-8, filed with the Commission on August 18, 2021;

(b)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2021, filed with the Commission on April 11, 2022 (Commission File No. 001-40481);

(c)	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on May 2, 2022, that are incorporated by reference in Part III of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2021 (each, Commission File No. 001-40481);

(d)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarter ended March 31, 2022, filed with the Commission on May 13, 2022, its fiscal quarter ended June 30, 2022, filed with the Commission on August 12, 2022, and its fiscal quarter ended September 30, 2022, filed with the Commission on November 10, 2022 (each, Commission File No. 001-40481);

(e)	The Company’s Current Reports on Form 8-K, filed with the Commission on January 7, 2022, April 1, 2022, and June 28, 2022 (each, Commission File No. 001-40481 and in each case only as to the information “filed” with the Commission thereunder for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and not as to information “furnished” thereunder); and

(f)	The description of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), contained in Exhibit 4.5 to its Annual Report on Form 10-K for its fiscal year ended December 31, 2021, filed with the Commission on April 11, 2022 (Commission File No. 001-40481), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation and bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in its certificate of incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the registrant or, at the Registrant’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. The Registrant believes that these provisions and agreements are necessary to attract qualified directors.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s certificate of incorporation and bylaws or otherwise as a matter of law.

The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index at page 6, which is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4	indie Semiconductor, Inc. Amended and Restated 2021 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s Form 10-Q filed on November 10, 2022 (Commission File No. 001-40481)).
5	Opinion of O’Melveny & Myers LLP (opinion re legality).
23.1	Consent of KPMG LLP (consent of independent registered public accounting firm).
23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5).
24	Power of Attorney (included in this Registration Statement under “Signatures”).
107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on November 14, 2022.

INDIE SEMICONDUCTOR, INC.

By:	/s/ Donald McClymont
Donald McClymont
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Donald McClymont and Thomas Schiller, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald McClymont	Chief Executive Officer and Director	November 14, 2022
Donald McClymont	(Principal Executive Officer)

/s/ Thomas Schiller	Chief Financial Officer and EVP of Strategy	November 14, 2022
Thomas Schiller	(Principal Financial and Accounting Officer)

/s/ David Aldrich	Chairman of the Board of Directors	November 14, 2022
David Aldrich

/s/ Ichiro Aoki	President and Director	November 14, 2022
Ichiro Aoki

/s/ Diane Biagianti	Director	November 14, 2022
Diane Biagianti

/s/ Diane Brink	Director	November 14, 2022
Diane Brink

/s/ Peter Kight	Director	November 14, 2022
Peter Kight

/s/ Karl-Thomas Neumann	Director	November 14, 2022
Karl-Thomas Neumann

/s/ Jeffrey Owens	Director	November 14, 2022
Jeffrey Owens

/s/ Sonalee Parekh	Director	November 14, 2022
Sonalee Parekh

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